      As filed with the Securities and Exchange Commission on May 26, 2000
                                                           File No. 333-_______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                           94-2579751
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)


                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244
                    (Address of Principal Executive Offices)

                          ----------------------------

             DR. JOHN A. O'MALLEY                              Copies of communications sent to:
            CHAIRMAN OF THE BOARD                                 DANIEL G. CHRISTOPHER, ESQ.
  INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.                     GUTH ROTHMAN & CHRISTOPHER LLP
               9162 ETON AVENUE                               10866 WILSHIRE BOULEVARD, SUITE 1250
         CHATSWORTH, CALIFORNIA 91311                            LOS ANGELES, CALIFORNIA 90024
                (818) 709-1244                                           (310) 474-8809
   (Name and address of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions and the potential selling stockholders.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================== =================== ======================= ===================== ===================
                                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE REGISTERED           AMOUNT TO BE        OFFERING PRICE            AGGREGATE            AMOUNT OF
                                               REGISTERED(1)         PER SHARE(2)        OFFERING PRICE(2)     REGISTRATION FEE
------------------------------------------ ------------------- ----------------------- --------------------- -------------------

Common Stock, par value $.01 per share         2,520,826               $1.35              $3,403,115.10           $898.50
========================================== =================== ======================= ===================== ===================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Pursuant to Rule 457(c), estimated solely for the purpose of calculating the registration fee on the basis of the average of the high ($1 5/6) and low ($1 3/8) per share sale prices of the Registrant's Common Stock on the American Stock Exchange on May 25, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                                                     PROSPECTUS
                                                                     ----------

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                     UP TO 2,520,826 SHARES OF COMMON STOCK

     The stockholders listed in the Table of Selling Stockholders on page 8 may use this prospectus from time to time to offer for sale up to 2,520,826 shares of our common stock. The shares of common stock covered by this prospectus consist of 2,309,556 shares of outstanding common stock and up to 211,270 shares of common stock issuable upon the conversion of preferred stock into our common stock and the exercise of outstanding warrants.

     The selling stockholders acquired their shares of our common stock, preferred stock and related warrants through four distinct transactions. Thermo Amex Convertible Growth Fund I, L.P purchased its shares of our common stock and related warrants in our private placement of our equity securities in May 1995. In January 2000, we acquired the common stock of Poly U/A Systems, Inc. held by Mrs. Celia Klein, Mr. Mitchell Klein and Mr. Douglas Harris in return for shares of our common stock, shares of our preferred stock and related warrants to purchase shares of our common stock under the same terms as our 1999 tender offer for all of the outstanding common stock of Poly U/A. In February 2000, we issued warrants to purchase shares of our common stock to Brill Securities, Inc. and Lawrence Berk in connection with our agreement for Brill Securities, Inc. to act as our investment consultants through February 10, 2002. In April 2000, we acquired additional shares of Poly U/A common stock from Poly UA 1000 LLC, Dr. Raymond Jallow and Mr. Ralph Engh. See "Selling Stockholders" beginning on page 8

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2.

     We are not offering any shares of common stock to the public and will not directly receive any proceeds from the sale of shares under this prospectus. We may indirectly receive proceeds of up to approximately $486,001.20 to the extent that any selling stockholders exercise their rights under the warrants. We are paying the cost of registering the shares of common stock to which this prospectus relates as well as various related expenses. The selling stockholders are individually responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares. If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

     Our common stock is traded on the American Stock Exchange under the symbol "IRI." On May 25, 2000, the closing sale price of our common stock on the American Stock Exchange was $1.375 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 26, 2000.

                                  RISK FACTORS

     This Registration Statement on Form S-3, of which this prospectus forms a part, contains a discussion of various risk factors and other information that should be carefully considered. The risks and uncertainties described below are not the only ones that impact us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have an adverse impact on us. Among other things, this prospectus contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statements. These differences could be material. Factors that could cause or contribute to such differences include, among other things, those discussed below, as well as those discussed elsewhere in this Registration Statement on Form S-3, of which this prospectus forms a part.

WE HAVE A POTENTIAL FOR CONTINUING OPERATING LOSSES.

     We have incurred net losses for the past three years. There can be no assurance that we will be able to restore annual profitability. Furthermore, as of July 31, 2001, we will be obligated to repay all amounts due under an outstanding subordinated note. We currently owe $7.0 million under that note. At maturity, we may not be capable of repaying the note and may seek to refinance this debt obligation. There can be no assurance that we will be able to repay the amounts owing under the note or that we will be able to successfully refinance this debt.

OUR SUCCESS DEPENDS LARGELY ON SALES OF HIGH-PRICED LABORATORY INSTRUMENTS.

     Historically, we derived most of our revenues from the sale of two families of high-priced instruments - The Yellow IRIS urinalysis workstations and the PowerGene genetic analyzers. We recently entered into a letter of intent to sell Perceptive Scientific Instruments--a division which manufactures and markets the PowerGene genetic analyzers--and have restated our financial information to account for PSI as a discontinued operation. Our remaining product line, The Yellow IRIS, has list prices ranging from $100,000 to $195,000 depending on model and configuration. Relatively modest declines in unit sales or gross margins for this product line could diminish our revenues and profits.

WE ARE IN THE PROCESS OF DEVELOPING A NEW OPERATING PLATFORM FOR THE YELLOW
IRIS.

     We currently use a unique multi-band image processor in The Yellow IRIS family of workstations. The manufacturer has discontinued production of this processor. While we have secured a large inventory of these processors and routinely acquire more from customer "trade-ins," we must complete development of our new platform using an off-the-shelf new microprocessor before we exhaust our supply of the old multi-band image processors. The failure to successfully and timely complete this transition would have a material and adverse affect on new system sales.

WE RELY ON SOME SINGLE-SOURCE SUPPLIERS FOR KEY COMPONENTS OF OUR INSTRUMENTS, AND IF ANY OF THESE SUPPLIERS DISCONTINUE PRODUCTION OF THESE COMPONENTS, OR WE ARE UNABLE TO REPLACE UNAVAILABLE COMPONENTS, IT COULD HARM OUR BUSINESS.

     Certain key components of our instruments are manufactured by single-source suppliers. For example, Roche Diagnostics is the sole source for our proprietary CHEMSTRIP/IRIStrip urine test strips and related urine test strip readers, both used in The Yellow IRIS Models 300 and 500. Any of our single-source suppliers could encounter production problems. If any single-source supplier has an interruption in its production or discontinues a key component, the volume of our instrument sales could be diminished and could harm our business, financial condition and operating results.

     In the past, single-source suppliers have discontinued their production of key components and we have successfully replaced those discontinued components with satisfactorily replacements components. However, if we are unable to replace unavailable components in the future, we are likely to experience a decrease in instrument sales.

THE INTENSIFYING COMPETITION WE FACE FROM BOTH ESTABLISHED ENTITIES AND NEW ENTRIES IN THE MARKET MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

     There are many companies with active research and development programs both in and outside of the clinical laboratory imaging systems field. Many of these companies have considerable experience in areas of competing interest to us. Additionally, we cannot determine if other firms are conducting potentially competitive research, which could result in the development and introduction of products that are either comparable or superior to the products we sell. Specifically, if a competitor introduces a new product that is comparable or superior to any model of The Yellow IRIS, then our unit sales or gross margins could be diminished. This in turn could have a material adverse effect on our overall financial condition and operations. Further, new product introductions, product enhancements and the use of other technologies by our competitors could lead to a loss of market acceptance and cause a decline in sales or gross margins.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE MANAGEMENT AND OTHER SKILLED EMPLOYEES.

     Our success depends in significant part upon the continued services of key management and skilled personnel. Competition for qualified personnel is intense and there are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with most of our key employees. However, we generally enter into agreements with our employees regarding patents, confidentiality and related matters. We do not maintain life insurance polices on our employees. Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on our instrument sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

ANY FAILURE TO SUCCESSFULLY INTRODUCE OUR FUTURE PRODUCTS AND SYSTEMS INTO THE MARKET COULD ADVERSELY AFFECT OUR BUSINESS.

     The commercial success of our future products and systems depends upon their acceptance by the medical community. Our future product plans include capital-intensive laboratory instruments. We believe that these products can significantly reduce labor costs, improve precision and offer other distinctive benefits to the medical research community. However, there is often market resistance to products which require significant capital expenditures or which eliminate jobs through automation. We can make no assurance that the market will accept our future products and systems, or that sales of our future products and systems will grow at the rates expected by our management.

IF WE FAIL TO MEET CHANGING DEMANDS OF TECHNOLOGY, WE MAY NOT CONTINUE TO BE ABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS.

     The market for our products and systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving customer requirements. Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

ANY FAILURE OR INABILITY TO PROTECT OUR TECHNOLOGY AND CONFIDENTIAL INFORMATION COULD ADVERSELY AFFECT OUR BUSINESS.

     PATENTS. Our commercial success depends in part on our ability to protect and maintain our automated intelligent microscopy (or AIM) and other proprietary technology. We have received patents with respect to portions of the technologies of AIM. However, ownership of technology patents may not insulate us from potentially damaging competition. Patent litigation relating to clinical laboratory instrumentation patents (like the ones we own) often involve complex legal and factual questions. Therefore, we can make no assurance that claims under patents currently held by us, or our pending or future patent applications, will be sufficiently broad to adequately protect what we believe to be our proprietary rights. Additionally, one or more of our patents could be circumvented by a competitor. We believe that our proprietary rights do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future. If we are unsuccessful in our defense against any infringement claim our patents, or patents in which we have licensed rights, may be held invalid and unenforceable.

     TRADE SECRETS. We have trade secrets, unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of our products. We generally enter into confidentiality agreements with our employees and consultants. However, we cannot guarantee that our trade secrets, unpatented technology or proprietary knowledge will not become known or be independently developed by competitors. If any of this proprietary information becomes know to third parties, we may have no practical recourse against these parties.

     COPYRIGHTS. We claim copyrights in our software and the ways in which it assembles and displays images. We also claim trademark rights in the United States and other foreign countries. However, we can make no assurance that we will be able to obtain enforceable copyright and trademark protection, nor that this protection will provide us a significant commercial advantage.

     POTENTIAL LITIGATION EXPENSES. Offensive or defensive litigation regarding patent and other intellectual property rights could be time-consuming and expensive. Additionally, litigation could demand significant attention from our technical and management personnel. Any change in our ability to protect and maintain our proprietary rights could materially and adversely affect our financial condition and results of operations.

WE OPERATE IN A CONSOLIDATING INDUSTRY WHICH CREATES BARRIERS TO OUR MARKET PENETRATION.

     The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups one-stop shopping for laboratory instruments, supplies and service. Larger suppliers also typically offer annual rebates to their customers based on the customer's total volume of business with the supplier. The convenience and rebates offered by these large suppliers are administrative and financial incentives that we do not offer our customers. Our plans for further market penetration in the urinalysis market of The Yellow IRIS family of workstations will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry.

SINCE WE OPERATE IN THE MEDICAL TECHNOLOGY INDUSTRY, OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION THAT COULD IMPAIR OUR OPERATIONS.

     Most of our products are subject to stringent government regulation in the United States and other countries. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive official data and other supporting information. Our failure to comply with applicable requirements could result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution. If any of these things occur, they could harm our business. Changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement of these laws, could also materially and adversely affect our business.

CHANGES IN GOVERNMENT REGULATION OF THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business.

OUR NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED IF THERE IS A "CHANGE OF OWNERSHIP" UNDER SECTION 382 OF THE INTERNAL REVENUE CODE.

     At December 31, 1999, we had federal net operating loss carryforwards of approximately $17.5 million. Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the "applicable federal rate," as defined in the Internal Revenue Code) and the value of the corporation at the time of a "change of ownership" as defined by Section 382. If substantially all of our outstanding options and warrants are exercised on or before December 31, 2000, there will be a "change in ownership" under Section 382. Most of our currently exercisable warrants and options are out-of-the-money, with exercise prices ranging from $.69 to $7.80 per share. However, if the market price of our common stock increases, a sufficient number selling stockholders may choose to exercise their warrants and options. This may result in a change of ownership under
Section 382. If this set of circumstances occurs, the limitations imposed by
Section 382 could trigger a substantial write-down of our deferred tax assets and a corresponding charge to our earnings in the relevant quarter.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CHARTER THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF SUCH AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Certain provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. These provisions may also limit the price that investors might be willing to pay for shares of our common stock. Some of these provisions:

     o    establish a classified board of directors;
     o authorize the issuance of preferred stock with rights and privileges which could be senior to the common stock, without prior stockholder approval;
     o limit the right of stockholders to call a special meeting of stockholders; and
     o    prohibit stockholder action by written consent.

     Additionally, in December 1999, the Board of Directors of IRIS approved and adopted a shareholders rights plan. Under the terms of the plan, each shareholder of record at the close of business on February 7, 2000 received rights to purchase shares of a new Series C Preferred Stock. Each share of Series C Preferred Stock would be the economic equivalent of 1,000 shares of IRIS Common Stock. The Company currently has approximately 9.7 million outstanding shares of common stock. The rights will be exercisable only if a person or group acquires 20% or more of the IRIS Common Stock, or announces a tender offer for 20% or more of the IRIS Common Stock, without board approval. If the rights are triggered, all stockholders (except the hostile party) will be entitled to purchase shares of the Series C Preferred Stock at a price based on a substantial discount from the market price of the IRIS Common

Stock. The Board of Directors may terminate the plan at any time or redeem the rights prior to their becoming exercisable.

     We also are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

DEFECTIVE PRODUCTS MAY SUBJECT US TO LIABILITY.

     Our products are used to gather information for medical decisions and diagnosis. Accordingly, the manufacture and sale of our products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test result. We currently maintain product liability insurance coverage for up to $1.0 million per incident and up to an aggregate of $2.0 million per year. We also currently maintain a product liability umbrella policy for coverage of claims aggregating more than $5.0 million. Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies. We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums; however, we cannot guarantee that this will continue to be the case. In addition, any failure to comply with Federal Drug Administration regulations governing manufacturing practices could hamper our ability to defend against product liability lawsuits.

                                   THE COMPANY

     We design, develop, manufacture and market in vitro diagnostic, or IVD, imaging systems for urinalysis testing based on patented and proprietary automated intelligent microscopy, or AIM, technology for automating microscopic procedures performed in clinical laboratories, as well as special purpose centrifuges and other small instruments. Our microscopy technology combines our capabilities in automated specimen presentation, including our patented slideless microscope, and proprietary high-speed digital processing hardware and software to classify and present images of microscopic particles in easy-to-view displays. Our systems provide customers with better and more rapid results and labor cost-savings over manual methods of performing microscopy. We sell our products directly and through distributors to hospital and reference clinical laboratories, as well as to veterinary, physician office and research laboratories.

     Our company was incorporated in California in 1979 and reincorporated in Delaware in 1987. Our executive offices are located at 9162 Eton Avenue, Chatsworth, California 91311 and our telephone number is (818) 709-1244.

                                 USE OF PROCEEDS

     We will not directly receive any proceeds from the sale of shares under this prospectus. We may indirectly receive proceeds of up to approximately $486,001.20 to the extent that any selling stockholders exercise their rights under their warrants. The actual amount of any proceeds will equal the number of shares purchased multiplied by the exercise price of the warrants exercised. We will use any proceeds from the exercise of warrants for debt repayment and general corporate purposes.

                              SELLING STOCKHOLDERS

     In May 1995 we completed a private placement of our equity securities. In that offering we sold 3,000 shares of Convertible Preferred Stock to Thermo Amex. In connection with that offering, in December 1996 we issued them warrants to purchase 84,720 additional shares of our common stock. On October 7, 1999, Thermo Amex converted all of its shares of Convertible Preferred Stock into 2 million shares of our common stock. We have previously registered 1,180,000 shares of our common stock for resale by Thermo Amex on a Registration Statement on Form S-3 (filed on May 15, 1997). This prospectus relates to those previously registered shares as well as an 1,340,826 additional shares of our common stock (for a total of 2,520,826). Of the total number of shares covered by this prospectus, 2,084,270 shares may be sold from time to time by Thermo Amex, 84,270 shares of which will be issuable upon exercise of the Thermo Amex's warrants.

     In September 1999, we conducted a tender offer for all of the then outstanding common stock of Poly U/A. After the expiration of that tender offer, each of Ms. Cecilia Klein, Mr. Mitchell Klein and Mr. Douglas Harris notified us of their desire to tender their shares of Poly U/A in return for shares of our common stock on essentially the same terms as the initial Poly U/A tender offer. After we accepted their offer, in exchange for each tendered share of Poly U/A common stock and a signed release of claims, each of Ms. Klein, Mr. Klein and Mr. Harris received the following:

     o    three shares of our common stock;
     o    one share of our Series B Preferred Stock; and
     o a Series G Warrant, exercisable to purchase three shares of common stock.

     Our Series B Preferred Stock has a liquidation preference of $3 per share. We may convert the Series B Preferred Stock at any time into a number of shares of our common stock equal to the liquidation value divided by the market price of our common stock at the time of conversion (subject to a minimum value of $2.00 per share). If it is still outstanding on August 3, 2002, the Series B Preferred Stock will automatically convert under the same formula on that day. Based on the average closing price of $1.425 per share for the five-day period ending May 25, 2000, the call price would be the $2.00 minimum, and we could convert the Series B Preferred Stock held by each of Ms. Klein, Mr. Klein and Mr. Harris into 3000 shares of our common stock.

     The Series G Warrants entitle each of Ms. Klein, Mr. Klein and Mr. Harris to purchase up to 6000 shares of common stock, half at $1.00 per share and the other half at $2.00 per share. The Series G Warrants expire on August 6, 2002. We have the right to redeem any unexercised portion of the Series G Warrants for a nominal amount of cash at any time after the 30-day average closing price of our common stock exceeds 200% of the warrant exercise price.

     On February 10, 2000, we entered into an agreement with Brill Securities retaining them as our investment consultants for a period of two years (through February 10, 2002). As compensation for its services, Brill Securities and Lawrence Berk were each awarded warrants to purchase 50,000 shares of common stock at $1.50 per share.

     In April 2000, we acquired an additional 51,000 shares of common stock of Poly U/A from Poly UA 1000 LLC, Mr. Raymond Jallow and Mr. Ralph W. Engh, three remaining stockholders of Poly U/A. Each of these selling stockholders signed a release of all claims against the Company and received 291,556 shares of common stock.

The following table sets forth the number of shares of common stock beneficially owned by each selling stockholder as of May 25, 2000.

------------------------------------------------ --------------------------  -----------------    -------------------------
                                                                                                       BENEFICIALLY OWNED
                                                          NUMBER OF SHARES    NUMBER OF SHARES      SHARES AS A PERCENT OF
                                                              BENEFICIALLY          REGISTERED          OUTSTANDING COMMON
SELLING STOCKHOLDER                                                  OWNED            FOR SALE                    STOCK (1)
------------------------------------------------ --------------------------  -----------------    -------------------------
Thermo Amex Convertible Growth Fund I, L.P.                   2,084,270(2)        2,084,270(2)               21.5%
------------------------------------------------ --------------------------  -----------------    -------------------------

Celia Klein                                                      15,000(3)           15,000(3)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Mitchell Klein                                                   15,000(3)           15,000(3)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Douglas Harris                                                   15,000(3)           15,000(3)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Brill Securities, Inc.                                           50,000(4)           50,000(4)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Lawrence Berk                                                    50,000(4)           50,000(4)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Poly UA 1000 LLC                                                280,122(5)          280,122(5)                2.9%
------------------------------------------------ --------------------------  -----------------    -------------------------

Raymond Jallow                                                    7,717(5)(6)         5,717(5)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

Ralph W. Engh                                                     9,717(5)(6)         5,717(5)                 *
------------------------------------------------ --------------------------  -----------------    -------------------------

-------------------

*    Less than 1% of the total outstanding shares of our common stock.

(1) Based upon 9,700,847 shares of our common stock outstanding as of April 30, 2000.
(2) Includes warrants to purchase an aggregate of 84,270 shares of our common stock at an exercise price of $3.56 per share or an aggregate exercise price of approximately $300,000.
(3) Includes up to 3000 shares of our common stock issuable upon conversion of Series B Preferred Stock and 6000 shares of our common stock issuable upon exercise of Series G Warrants.

(4) Warrants to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share or an aggregate exercise price of $75,000.
(5) Messrs. Jallow and Engh are each managing members of Poly UA 1000 LLC. They both disclaim beneficial ownership of the 280,122 share of our common stock held by Poly UA 1000 LLC.
(6) Each of Dr. Raymond Jallow and Mr. Ralph Engh are the beneficial holders of an additional warrant to purchase 39,500 shares of our common stock, and an option to purchase 10,000 shares of our common stock.

     The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their name. As a result, we cannot estimate the number of shares of common stock that the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided information for this table. We have made no independent inquiries about this, and we are relying on written commitments from the selling stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

                              PLAN OF DISTRIBUTION

     This prospectus is for the public resale of shares of our common stock that was previously issued to the selling stockholders in connection with our sale of equity securities to Thermo Amex, our tender offer for all of the outstanding common stock of Poly U/A, our business arrangement with Robert Brill Brown and Lawrence Berk, on behalf of Brill Securities, Inc. and an agreement we entered into with Poly UA 1000 LLC, Mr. Raymond Jallow, Mr. Ralph Engh. This prospectus also covers the public sale of our common stock issuable to the selling stockholders upon the conversion of all or a portion of their preferred stock and the exercise of all or a portion of their warrants. This prospectus does not cover the initial issuance of shares of common stock, preferred stock or warrants described in this prospectus.

     The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth opposite their name in the table of selling stockholders above. The selling stockholders may sell shares on the American Stock Exchange, in the over-the-counter market or in private transactions. At the time of sale, they may sell shares of our common stock at the prevailing price on the American Stock Exchange or at related or negotiated prices. The selling stockholders may sell to or through one or more broker-dealers, and these broker-dealers may receive underwriting discounts, concessions or commissions from the selling stockholders. For example, selling stockholders may sell shares by one or more of the following methods:

     o block trade in which the broker or dealer attempts to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;
     o purchases by a broker or dealer as a principal and resales by that broker or dealer for its account pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o face to face transactions between selling stockholders and purchasers without a broker-dealer.

     In making sales, the brokers or dealers retained by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

     The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing:

     o    the name of any such broker-dealers;
     o    the number of shares involved;
     o    the price at which such shares are to be sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
     o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
     o    other facts material to the transaction.

     We are paying the cost of registering the shares of common stock to which this prospectus relates as well as various related expenses. The selling stockholders are individually responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

     With regard to the resale of shares by Thermo Amex, we have agreed to keep the Registration Statement of which the prospectus forms a part continuously effective until December 31, 1999, or if later, the last to occur of the following:

     o the date which is three years after the date the Registration Statement is first ordered effective by the SEC in the event that the warrants have been exercised in full on a net exercise basis; and
     o the date which is three years after the latest exercise of the warrants for cash.

     With regard to the resale of shares by Ms. Klein, Mr. Klein and Mr. Harris, we have agreed to use reasonable efforts to keep the Registration Statement effective for two years.

     In no event will we keep the Registration Statement of which this prospectus forms a part effective later than the date on which all the selling stockholders' have sold all of their shares of our common stock under circumstances in which the buyers may resell their shares of our common stock without registration under the Securities Act.

     Each time a selling stockholder sells shares using this prospectus, that stockholder must give us and our transfer agent a Notice of Transfer, in the form attached as Appendix A. If the Notice is not delivered, the transfer agent will not transfer the shares sold and will not remove the Securities Act legend from them.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained in this prospectus, or incorporated into it by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. These forward-looking statements include our views and those of our management with respect to future financial results, capital requirements, market growth, new product introductions and the like, and are generally identified by phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans" and words of similar meaning. There are several important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. We have identified some of those factors in the discussions under "Risk Factors" beginning on page 2 and elsewhere in this prospectus, and in the documents incorporated by reference into this prospectus.

                              AVAILABLE INFORMATION

     As a public company, we are required to file reports, proxy statements and other information with the SEC. This information may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of this information may also be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This information is also available for inspection at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881. The SEC maintains a Web site at http://www.sec.gov. The Web site contains information about certain companies, including us, that file information electronically with the SEC.

     We have filed a Registration Statement on Form S-3 under the Securities Act, with the SEC covering the shares of common stock offered in this prospectus. This prospectus does not contain all of the information contained in that Registration Statement or in its exhibits. For more information about us and our common stock offered in this prospectus, please refer to the Registration Statement and its exhibits. If this prospectus contains a description of the provisions of a contract or other document, the description is merely intended as a summary of the document's relevant terms. Where the document is filed as an exhibit to the Registration Statement, the investor should refer to the exhibit for a full statement of its provisions. The Registration Statement and its exhibits may be inspected at the SEC's public reference facilities described above. Copies of these documents may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We have previously filed the following documents with the SEC and they are incorporated by reference in this prospectus:

     (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;
     (2)  our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000;
     (3) the description of our common stock contained in our Registration Statement on Form 8-A filed June 22, 1993; and
     (4) our Current Reports on Form 8-K filed January 26, 2000, February 4, 2000 and March 27, 2000 and May 23, 2000

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the common stock under this prospectus are also incorporated in this prospectus by reference. These documents should be considered a part of this prospectus from the date they are filed with the SEC. Any statement contained in this prospectus, whether directly or by incorporation by reference, may be modified or superseded by the information contained in any of these documents.

     Upon request, we will provide a copy of all of the information that has been incorporated by reference in this prospectus, other than exhibits, to each person, including any beneficial owner, to whom a prospectus is delivered, at no charge. Requests should be directed to the Corporate Secretary of International Remote Imaging Systems, Inc., by mail at 9162 Eton Avenue, Chatsworth, California 91311 or by telephone at (818) 709-1244.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by the law firm of Guth Rothman & Christopher LLP, Los Angeles, California.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of International Remote Imaging Systems, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   APPENDIX A


              Notice of Transfer Pursuant to Registration Statement


[DATE]

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention:  Compliance Department

         Re:  International Remote Imaging Systems, Inc. (the "Company")
              ----------------------------------------------------------

Ladies and Gentlemen:

Please be advised that ______________________________________________________
[INSERT NAME OF SELLING STOCKHOLDER AS IT APPEARS IN THE TABLE OF SELLING STOCKHOLDERS] has sold _____________ shares of the Company's common stock pursuant to a Registration Statement on Form S-3 (File No. 333-________). We hereby certify that (1) the above-named beneficial owner of the transferred shares is named as a selling stockholder in the related prospectus dated December __, 1999, (2) the transferred shares are included in the prospectus opposite such owner's name and (3) the prospectus delivery requirements of the Securities Act of 1933, as amended, have been satisfied.

                                       Sincerely,


                                       ________________________________________
                                            (Name)



                                       By: ____________________________________
                                            (Authorized Signature)

                                       Name: __________________________________


                                       Title: _________________________________




cc:      International Remote Imaging Systems, Inc.
         9162 Eton Avenue
         Chatsworth, California 91311
         Attn:  Controller

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.


            ___________________________



                     TABLE OF CONTENTS

                                            Page
                                            -----
Risk Factors                                  2
The Company                                   7
Use of Proceeds                               7
Selling Stockholders                          7
Plan of Distribution                          9
Forward-Looking Statements                   10
Available Information                        10
Documents Incorporated
    by Reference                             11
Legal Matters                                11
Experts                                      11
Sample Notice of Transfer            Appendix A



              Up to 2,520,826 Shares

               INTERNATIONAL REMOTE
               IMAGING SYSTEMS, INC.

                   COMMON STOCK
                   ____________

                    PROSPECTUS
                   ____________


                   May 26, 2000

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by us in connection with the distribution of securities being registered, are estimated as follows:

         Securities and Exchange Registration Fee..............$   898.50
         Accounting Fees and Expenses..........................    15,000
         Legal Fees and Expenses...............................    25,000
         Miscellaneous Expense.................................     5,000
                                                               ----------
         Total.................................................$45,898.50
                                                               ==========

     The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article SEVENTH of our certificate of incorporation contains certain provisions permitted under the Delaware General Corporate Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or knowing violation of law. Our certificate of incorporation also contains provisions requiring us to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporate Law.

     Section 145 of the Delaware General Corporate Law provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceedings because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceedings if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

     We also maintain insurance policies under which our directors and officers are insured, Within the limits of these policies, these policies provide our directors and officers with insurance against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the company.

ITEM 16. EXHIBITS

         EXHIBIT
         NUMBER            DESCRIPTION
         -------           -----------

           4.1      Specimen of Common Stock Certificate (1)
           5.1      Legal Opinion of Guth Rothman & Christopher LLP
          23.1 Consent of Guth Rothman & Christopher LLP (included in legal opinion filed as Exhibit 5.1)
          23.2      Consent of PricewaterhouseCoopers LLP

         --------------
          (1) Incorporated by reference to our Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 27, 1996 (File No. 333-02001).

         ITEM 17. UNDERTAKINGS

(a)  Rule 415 Offering. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 26, 2000.

                                     INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.



                                     By: /s/ John A. O'Malley
                                         --------------------------------------
                                         Dr. John A. O'Malley
                                         Chief Executive Officer and President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. John A. O'Malley, as attorney-in-fact, each with power of substitution, for such person in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                                             DATE
---------                                   -----                                             ----

/s/ John A. O'Malley                        Chairman of the Board, Chief                    May 26, 2000
-----------------------------------         Executive Officer, President and
John A. O'Malley                            Chief Financial Officer


/s/ Donald E. Horacek                       Assistant Secretary, Controller, and            May 26, 2000
-----------------------------------         Principal Accounting Officer
Donald E. Horacek


/s/ Steven M. Besbeck                       Director                                        May 26, 2000
-----------------------------------
Steven M. Besbeck


/s/ Thomas F. Kelley                        Director                                        May 26, 2000
-----------------------------------
Thomas F. Kelley


/s/ Richard G. Nadeau                       Director                                        May 26, 2000
-----------------------------------
Richard G. Nadeau

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                     DESCRIPTION
-------                    -----------

  4.1      Specimen of Common Stock Certificate (1)

  5.1      Legal Opinion of Guth Rothman & Christopher LLP

 23.1 Consent of Guth Rothman & Christopher LLP (included in legal opinion filed as Exhibit 5.1)

 23.2      Consent of PricewaterhouseCoopers LLP

---------------

(1) Incorporated by reference to our Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 27, 1996
(File No. 333-02001).